Exhibit 3.1

ASCENT SOLAR TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B-1 PREFERRED STOCK
AND
SERIES B-2 PREFERRED STOCK

The undersigned, Lee Kong Hian (aka Victor Lee), hereby certifies that:
1.    They he is the Chief Executive Officer of Ascent Solar Technologies, Inc., a Delaware corporation (the “Corporation”).
2.    The Corporation is authorized to issue 25,000,000 shares of preferred stock, of which 750,000 are currently designated, issued and outstanding as Series A Preferred Stock.
3.    The following resolutions were duly adopted by the Board of Directors:
WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 25,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;
WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series and the designation thereof, of any of them;
WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Preferred Stock and Series B-2 Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series B-1 Preferred Stock, which will consist of up to 2,000 shares of the Preferred Stock which the Corporation has the authority to issue, and the Series B-2 Preferred Stock, which will consist of up to 1,000 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:
NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:
I.    Terms of Preferred Stock.
A.    Designation and Amount. The series of Preferred Stock are hereby designated as the Corporation’s (1) Series B-1 Preferred Stock, par value of $0.0001 per share (the “Series B-1 Preferred Stock”), the number of shares of which so designated are 2,000 shares of Series B-1 Preferred Stock; and (2) Series B-2 Preferred Stock, par value of $0.0001 per share (the “Series B-2 Preferred Stock,” and, collectively with the Series B-1 Preferred Stock, the “Series B Preferred Stock”), the number of shares of which so designated are 1,000 shares of Series B-2 Preferred Stock; which Series B Preferred Stock will not be subject to increase without any consent of the holders of the Series B Preferred Stock (each a “Holder” and collectively, the “Holders”) that may be required by applicable law.
B.    Ranking and Voting.

1.    Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends with the Corporation’s Common Stock (“Common Stock”); (b) pari passu with respect to rights of liquidation with the Common Stock; (c) pari passu with respect to dividends and right of liquidation with the Corporation’s Series A Preferred Stock; and (d) junior to all existing and future indebtedness of the Corporation. Without the prior written consent of the Holders of a majority of the outstanding Series B Preferred Stock (voting separately as a single class), the Corporation may not issue any Series A Preferred Stock, Series B Preferred Stock, or other Preferred Stock that is not junior to, or pari passu, with the Series B Preferred Stock in right of dividends and liquidation. Notwithstanding the foregoing, within 6 months of an Issuance Date, the Corporation may not issue any Series A Preferred Stock, Series B Preferred Stock, or other Preferred Stock that is pari passu with the Series B Preferred Stock without the prior written consent of the Holders of a majority of the outstanding Series B Preferred Stock (voting separately as a single class).
2.    Voting. Except as required by applicable law or as set forth herein, the holders of shares of Series B Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors.
C.    Dividends.
1.    Commencing on the date of the issuance of any such shares of Series B Preferred Stock (each respectively an “Issuance Date”), each outstanding share of Series B Preferred Stock will accrue cumulative dividends (“Dividends”), at a rate equal to 5.75% per annum, subject to adjustment as provided herein (“Dividend Rate”), of the Series B Face Value. Dividends will be payable with respect to any shares of Series B Preferred Stock upon any of the following: (a) upon redemption of such shares in accordance with Section I.F; (b) upon conversion of such shares in accordance with Section I.G; and (c) when, as and if otherwise declared by the board of directors of the Corporation. Any calculation of the amount of such Dividends accrued and payable pursuant to the provisions of this Section I.C. will be made based on a 365-day year, compounded annually.
2.    Dividends, as well as any applicable Embedded Dividend Liability payable hereunder, are payable at the Corporation’s election, (a) in cash, or (b) in shares of Common Stock valued at 92.0% of the volume weighted average price of the Common Stock for the applicable Equity Conditions Measuring Period, not to exceed 100.0% of the Closing Price on any Trading Day during the Equity Conditions Measuring Period.
3.    So long as any shares of Series B Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock. The Common Stock will not be redeemed while the Series B Preferred Stock is outstanding.
D.    Protective Provision. So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding (voting separately as one class), (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series B Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series B Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event (as defined below), or (vi) enter into any agreement with respect to the foregoing.
1.    A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
2.    The Corporation will not have the power to effect a Deemed Liquidation Event referred to in Section I.D.1 unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.E.
E.    Liquidation.
1.    Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, pari passu with any distribution or payment made to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, the Holders of Series B Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series B Preferred Stock equal to $10,000.00 (“Series B Face Value”), plus any accrued but unpaid Dividends thereon (collectively with the Series B Face Value, the “Series B Liquidation Value”). If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series B Preferred Stock are not paid in full, the holders of shares of Series B Preferred Stock will share equally and ratably with the holders of shares of Series A Preferred Stock and Common Stock in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such holder is entitled.
2.    If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
F.    Redemption.
1.    Corporation’s Redemption Option. Upon or after 5 years after the Issuance Date (“Dividend Maturity Date”), the Corporation will have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series B Preferred Stock, at a price per share equal to 100% of the Series B Liquidation Value.
2.    Early Redemption. Prior to redemption pursuant to Section I.F.1 hereof, the Corporation will have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series B Preferred Stock at any time or times after the Issuance Date of such Series B Preferred Stock, at a price per share (the “Early Redemption Price”) equal to the sum of the following: (a) the Series B Face Value, plus (b) the Embedded Dividend Liability on the date of the applicable redemption or conversion, less (c) any Dividends that have been paid.
3.    Credit Risk Adjustment. Notwithstanding any other provision, the Dividend Rate shall adjust upward by an amount equal to the Credit Spread Adjustment for each amount, if any, equal to the Adjustment Factor, or any portion thereof that the Measuring Metric falls below the Minimum Triggering Level; provided, however, that in no event shall the Dividend Rate be above the Maximum Rate. The Dividend Rate shall adjust downward by an amount equal to the Credit Spread Adjustment for each amount, if any, equal to the Adjustment Factor that the Measuring Metric rises above the Maximum Triggering Level; provided, however, that in no event shall the Dividend Rate be below the Minimum Rate. The Dividend Rate, as adjusted, shall be determined at the time of determination of the Series B Liquidation Amount, Embedded Dividend Liability, Early Redemption Price, or Dividend, as applicable.

4.    Mandatory Redemption. If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or effect any Deemed Liquidation Event, the Corporation will redeem the Series B Preferred Stock, at the Early Redemption Price set forth in Section I.F.2 if the event is prior to the five-year anniversary of the Issuance Date, or the Series B Liquidation Value if the event is on or after the five-year anniversary of the Issuance Date.
5.    Mechanics of Redemption. If the Corporation elects to redeem any of the Holders’ Series B Preferred Stock then outstanding, it will deliver written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Corporation”) to each Holder, which Notice of Redemption at Option of Corporation will indicate (a) the number of shares of Series B Preferred Stock that the Corporation is electing to redeem and (b) the applicable Early Redemption Price or Series B Liquidation Value.
6.    Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, such Holder will promptly submit to the Corporation such Holder’s Series B Preferred Stock certificates. Upon receipt of such Holder’s Series B Preferred Stock certificates, the Corporation will pay the Early Redemption Price or Series B Liquidation Value, as applicable, to such Holder in cash.
G.    Conversion.
1.    Mechanics of Conversion.
a.    Subject to the terms and conditions hereof, one or more of the Series B Preferred Stock may be converted, in part or in whole, into shares of Common Stock, at any time or times after the Issuance Date, at the option of Holder or the Corporation, by (i) if at the option of Holder, delivery of one or more written notices to the Corporation (each, a “Holder Conversion Notice”), of the Holder’s election to convert the Series B Preferred Stock and stating the number of shares to which Holder is then entitled, or (ii) if at the option of the Corporation, if the Equity Conditions are met, delivery of written notice to Holder (each, a “Corporation Conversion Notice” and, with the Holder Conversion Notice, each a “Conversion Notice”), of the Corporation’s election to convert the Series B Preferred Stock. On the same Trading Day on which the Corporation has received the Holder Conversion Notice or issued the Corporation Conversion Notice (as the case may be) by 11:59 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, the Corporation shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Holder Conversion Notice or issuance of the Corporation Conversion Notice to the Holder and the Corporation’s transfer agent (the “Transfer Agent”) and shall either (a) if Corporation is not approved through DTC, issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice a certificate bearing no restrictive legend, registered in the name of Holder or its designee, for the number of Conversion Shares to which Holder is then entitled as set forth in the Conversion Notice, or (b) provided the Corporation is approved through DTC, authorize the credit by the Transfer Agent of such aggregate number of Conversion Shares to which Holder is then entitled, as set forth in the Conversion Notice, to Holder’s or its designee’s balance account with The Depository Trust Corporation (DTC) Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, time being of the essence.
b.    If the Corporation shall fail, for any reason, to issue or cause to be issued to the Holder within 5 Trading Days after receipt of the applicable Conversion Notice, the number of Conversion Shares to which the Holder is entitled as stated in the Conversion Notice, then, in addition to all other remedies available to the Holder, the Corporation shall pay in cash to the Holder on each day after such 5th Trading Day that the issuance of such Conversion Shares is not timely effected an amount equal to 2% of the product of (i) the aggregate number of Conversion Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (ii) the highest Closing Price of the Common Stock between the date on which the Corporation should have issued such shares to the Holder and the actual date of receipt by Holder.
c.    No fractional shares of Common Stock are to be issued upon conversion of Series B Preferred Stock, but rather the Corporation shall issue to Holder scrip or warrants in registered form (certificated or uncertificated) which shall entitle Holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share.

d.    The Holder shall not be required to deliver the original certificates for the Series B Preferred Stock in order to effect a conversion hereunder.
e.    The Corporation shall pay any and all taxes which may be payable with respect to the issuance and delivery of any Conversion Shares.
2.    Holder Conversion. In the event of a conversion of any Series B Preferred Stock pursuant to an Holder Conversion Notice, the Corporation shall (a) satisfy the Embedded Dividend Liability as provided in Section I.C.2, and (b) issue to the Holder of such Series B Preferred Stock a number of Conversion Shares equal to (i) the Series B Face Value multiplied by (ii) the number of such Series B Preferred Stock subject to the Holder Conversion Notice divided by (iii) the applicable Conversion Price with respect to such Series B Preferred Stock.
3.    Corporation Conversion. The Corporation shall have the right to send the Holder a Corporation Conversion Notice in the event that (x) the Closing Price of the Common Stock exceeds 200% of the Series B-1 Conversion Price for any 20 consecutive Trading Days and (y) the Equity Conditions are met as of the time such Company Conversion Notice is given. Upon any conversion of any Series B Preferred Stock pursuant to a Corporation Conversion Notice, the Corporation shall (a) satisfy the Embedded Dividend Liability as provided in Section I.C.2,, and (b) issue to the Holder of such Series B Preferred Stock a number of Conversion Shares equal to (i) the Series B Face Value multiplied by (ii) the number of such Series B Preferred Stock subject to the Holder Conversion Notice divided by (iii) the applicable Conversion Price with respect to such Series B Preferred Stock.
4.    Stock Splits. If the Corporation at any time on or after the filing of this Certificate of Designations subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the applicable Conversion Price, Adjustment Factor, Maximum Triggering Level, Minimum Triggering Level, and other share based metrics in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock issuable will be proportionately increased. If the Corporation at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price, Adjustment Factor, Maximum Triggering Level, Minimum Triggering Level, and other share based metrics in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.
5.    Rights. In addition to any adjustments pursuant to Section I.G.4, if at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of all Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
6.    Definitions. For purposes of this Section I.G, the following terms shall have the following meanings:
a.    “Adjustment Factor” means the Series B-1 Adjustment Factor or the Series B-2 Adjustment Factor, as applicable.
b.    “Closing Price” means, for any security as of any date, the last closing bid price for such security on the Trading Market, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m., Eastern time, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security, or, if no closing bid price is reported for such security, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).
c.    “Conversion Price” means the Series B-1 Conversion Price or the Series B-2 Conversion price, as applicable.
d.    “Conversion Shares” means shares of Common Stock issuable upon conversion of Series B Preferred Stock.
e.    “Credit Spread Adjustment” means 98.880 basis points.
f.    “Embedded Dividend Liability” for each share of Series B Preferred Stock means the Series B Face Value, multiplied by the product of (i) the Dividend Rate on the date of determination of the Embedded Dividend Liability, and (ii) the number of whole years between the Issuance Date and the Dividend Maturity Date.
g.    “Equity Conditions” means (i) on each day during the period beginning 30 days prior to the applicable date of determination and ending 30 days after the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (A) is not under chill or freeze from The Depository Trust Company, (B) is designated for quotation on the Trading Market and shall not have been suspended from trading on such exchange or market, and (C) delisting or suspension by the Trading Market has not been threatened or pending either in writing by such exchange or market or by falling below the then effective minimum listing maintenance requirements of such exchange or market, other than solely minimum bid price; (ii) during the Equity Conditions Measuring Period, the Corporation shall have delivered Conversion Shares upon all conversions or redemptions of the Series B Preferred Stock in accordance with their terms to the Holder on a timely basis; (iii) the Corporation shall have no knowledge of any fact that would cause both of the following (1) a registration statement not to be effective and available for the issuance of the Conversion Shares; and (2) Section 3(a)(9) under the Securities Act of 1933, as amended, not to be available for the issuance of the Conversion Shares, or Securities Act Rule 144 not to be available for the resale of all the Conversion Shares underlying the Series B Preferred Stock; (iv) all shares of Common Stock to which Holder is entitled have been timely received into Holder’s designated account in electronic form fully cleared for trading; and (v) the Corporation otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document.
h.    “Measuring Metric” means the volume weighted average price of the Common Stock on any Trading Day following the Issuance Date of the Series B Preferred Stock.
i.    “Maximum Rate” means 15.0% per annum.
j.    “Maximum Triggering Level” means the Series B-1 Maximum Triggering Level or the Series B-2 Maximum Triggering Level, as applicable.
k.    “Minimum Rate” means 3.0% per annum.
l.    “Minimum Triggering Level” means the Series B-1 Minimum Triggering Level or the Series B-2 Maximum Minimum Level, as applicable.
m.    “Series B-1 Adjustment Factor” means $0.05 per share of Common Stock.
n.    “Series B-1 Conversion Price” means a price per share of Common Stock equal to $1.15 per share of Common Stock, subject to adjustment as otherwise provided herein.
o.    “Series B-1 Maximum Triggering Level” means $1.30 per share of Common Stock.
p.    “Series B-1 Minimum Triggering Level” means $1.00 per share of Common Stock.

q.    “Series B-2 Adjustment Factor” means $0.10 per share of Common Stock.
r.    “Series B-2 Conversion Price” means a price per share of Common Stock equal to $1.50 per share of Common Stock, subject to adjustment as otherwise provided herein.
s.    “Series B-2 Maximum Triggering Level” means $1.80 per share of Common Stock.
t.    “Series B-2 Minimum Triggering Level” means $1.20 per share of Common Stock.
u.    “Trading Day” means any day on which the Common Stock is traded on the Trading Market.
v.    “Trading Market” means NASDAQ or whatever is at the time the principal U.S. trading exchange or market for the Common Stock, excluding OTC Pink Limited Information or below. All Trading Market data shall be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.
7.    Issuance Limitations. Notwithstanding any other provision of this Certificate of Designations, at no time may the Corporation issue shares of Common Stock pursuant to this Certificate of Designations if the number of shares of Common Stock to be issued, (1) when aggregated with all other shares of Common Stock then beneficially (or deemed beneficially) owned by Holder, would result in Holder owning, on the date of such proposed issuance, more than 9.99% of all Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder; or (2) with respect to Series B-1 Preferred Stock if, when aggregated with all prior issuances of Common Stock pursuant to this Certificate of Designations, would equal more than 19.99% of outstanding Common Stock outstanding prior to the issuance of any Corporation securities pursuant to this Certificate of Designations, unless (a) the Corporation’s stockholders shall have approved the issuance of Common Stock in excess of such 19.99% limit in accordance with NASDAQ Listing Rule 5635(d) or (b) NASDAQ has provided a waiver of NASDAQ Listing Rule 5635(d).
H.    Stock Register. The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series B Preferred Stock, which shall be prima facie indicia of ownership of all outstanding shares of Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, will execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.
II.    Miscellaneous.
A.    Notices. Any and all notices to the Corporation will be addressed to the Corporation’s Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by electronic mail or facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section II.A prior to 5:30 p.m. Eastern time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given.

B.    Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
C.    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.
RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series B Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.
IN WITNESS WHEREOF, the undersigned have executed this Certificate this __th day of October 2013.

Signed:
Name: Kong H. Lee
Title: Chief Executive Officer